                                                                    EXHIBIT 10.8




                          FORM OF FRANCHISE AGREEMENT

                                     BETWEEN

                            PIZZA WORLD SUPREME, INC.

                                       AND

                       -----------------------------------

                            PIZZA WORLD SUPREME, INC.

                               FRANCHISE AGREEMENT
                                TABLE OF CONTENTS


PARAGRAPH                                                              PAGE NO.

1.       GRANT OF FRANCHISE..................................................1


2.       RELOCATION..........................................................2


3.       PROTECTED TERRITORY.................................................2


4.       OFF-SITE DELIVERY...................................................2


5.       TERM OF AGREEMENT...................................................5


6.       RENEWAL OF FRANCHISE................................................5


7.       FEES................................................................6


8.       DUTIES OF FRANCHISOR................................................7


9.       DUTIES OF FRANCHISEE...............................................10


10.      NON-COMPETITION....................................................18


11.      RIGHT OF FIRST REFUSAL.............................................19


12.      TRANSFER AND ASSIGNMENT............................................19


13.      OPERATION IN THE EVENT OF ABSENCE, DISABILITY OR DEATH.............22


14.      DEFAULT AND TERMINATION............................................23

15.      UNAVOIDABLE DELAYS.................................................25


16.      SEVERABILITY AND CONSTRUCTION......................................25


17.      RELATIONSHIP BETWEEN PARTIES.......................................26


18.      WAIVER.............................................................26


19.      NOTICES............................................................26


20.      APPLICABLE LAW AND JURISDICTION....................................27


21.      TERMINOLOGY........................................................27


22.      STATUS OF AGREEMENT................................................27


23.      AMENDMENT OF AGREEMENT.............................................27


24.      COSTS AND EXPENSES OF ENFORCEMENT..................................27


25.      CAPTIONS...........................................................28


26.      CONSENT AND APPROVAL...............................................28


27.      REPRESENTATIONS....................................................28


28.      EFFECTIVE DATE.....................................................29

                               ME-N-ED'S PIZZERIA

                               FRANCHISE AGREEMENT



                  THIS AGREEMENT is entered into at Fresno, California, by and between PIZZA WORLD SUPREME, INC. ("PWS"), a Nevada corporation with headquarters located at 5701 North West Avenue, Fresno, California 93711, and
______________________________________________________________________________
(the "Franchisee"), whose address is: ________________________________________
_____________________________________________________________________________.

                  This Agreement is for the establishment of one Me-N-Ed's Pizzeria or Slices Pizza Bar (the "Me-N-Ed's Pizzeria" or the "Pizzeria") to be located at:___________________________________________________________________,
with the specific opening date to be determined in accordance with the terms of this Agreement.

                                    RECITALS

       A. PWS has established a method and system (the "System") for the development and operation of Me-N-Ed's Pizzerias and Me-N-Ed's Slices Pizza Bars (collectively "Me-N-Ed's Pizzerias" or "Pizzerias") which includes, without limitation: The marks "Me-N-Ed's," "Me-N-Ed's Pizza Parlor & Pizza Design," "Me-N-Ed's Guys With Pizza Design," "Me-N-Ed's Slices," "Me-N-Ed's Pizzeria," and all related names, trademarks, service marks, logos, copyrights and associated goodwill (the "Proprietary Marks"); distinctive building designs, decor, color schemes and trade dress and signage; an operating manual incorporating required standards, procedures, policies, and techniques; secret food formulae; and advertising, marketing and promotional programs.

       B. Pursuant to PWS's continuing efforts to develop its chain of pizzerias, PWS desires to grant to the Franchisee, and the Franchisee desires to obtain from PWS, the right to establish and operate the Pizzeria in accordance with and under the System.

       C. This Agreement is for the establishment of a single Me-N-Ed's Pizzeria at a specific location. It does not grant to the Franchisee any rights to develop or operate any other Me-N-Ed's Pizzeria at any other locations other than the single location designated on page 1 of this Agreement.

IN CONSIDERATION OF THE COVENANTS CONTAINED HEREIN, IT IS AGREED AS FOLLOWS:

                  1. GRANT OF FRANCHISE

                  Subject to all the terms and conditions of this Agreement, PWS grants to the Franchisee the nonexclusive right to use the System to establish and operate the Pizzeria. The Franchisee acknowledges that adherence to the standards and policies of the System, as changed from time to time, is absolutely essential for the continued operation of the franchise granted by this Agreement.

                  2. RELOCATION

                  The Franchisee shall have the right to establish and operate the Pizzeria only at the single location designated above. Any relocation of the Pizzeria shall require PWS's prior written consent. Such consent may be withheld in PWS's sole discretion unless the lease for the site of its Pizzeria expires or terminates without fault of the Franchisee, or if the site is destroyed, condemned or otherwise rendered unusable, in which case PWS will grant permission for relocation of the Pizzeria to a location and site meeting PWS's then-current standards. PWS has the right, but is not required, to charge the Franchisee a Relocation Fee to cover PWS's costs in approving and processing the request for relocation. Such fee is payable upon approval by PWS at such location. Any relocation will be at the Franchisee's sole expense.

                  3. PROTECTED TERRITORY

                        (a) Trade Area: While this Agreement is in force, the Franchisee shall have the exclusive right to operate the Pizzeria within a two mile radius of the location of the Pizzeria, except that if the Franchisee's Pizzeria is located in a mall or within certain areas as may be designated from time to time by PWS, no such exclusive right shall be granted. The radius around the location of each Pizzeria in which PWS agrees not to grant any other franchises is referred to as the "trade area" of the applicable Pizzeria. Neither PWS nor an affiliate will operate or grant a franchise for the operation of a sit down, carry-out or delivery pizza restaurant business whose trade area overlaps the Pizzeria's trade area; except nothing in this Agreement shall prohibit PWS from operating or franchising a Pizzeria in a mall that overlaps trade areas with the trade area of the Pizzeria.

                        (b) Alteration of Trade Area: From time to time, PWS may designate certain areas within which PWS will not grant exclusive rights, but the Franchisee's trade area may not be altered except by the mutual written agreement of the Franchisee and PWS.

                        (c) Shopping Center: For purposes of this Agreement, a mall means a shopping center of not less than 250,000 square feet of gross leasable area where stores front on both sides of a pedestrian walkway which may be enclosed or open. Any trade area granted to the Franchisee herein is with respect to the establishment of other Pizzeria locations only, and shall not be deemed to grant to the Franchisee any exclusive market area or territory.

                  4. OFF-SITE DELIVERY

                  The Franchisee must offer delivery services a minimum of six hours each day, from 4:00 p.m. to 10:00 p.m. and may offer such services during lunch hours, subject to PWS's approval, except that the Franchisee will not have any delivery obligations whatsoever if its Pizzeria is located in a mall, although the Franchisee may offer delivery services in accordance with this Agreement if its Pizzeria is located in a mall. The scope of the delivery area will be congruent with the scope of the trade area (as discussed in Paragraph 3(a) of this Agreement).

Due to fluctuations in population density and vehicular traffic patterns over time, PWS may, in its sole discretion, extend the radius in which the Pizzeria must offer delivery services. PWS may subsequently reduce this delivery area due to further changes in population density, vehicular traffic patterns or the opening of another Pizzeria in a proximate location, although such delivery area may not be reduced to less than an area having a two mile radius. The Franchisee acknowledges that the size of the delivery area is based on quality control and related operational considerations and is not related to any protected territory granted the Franchisee with respect to the establishment of Pizzeria locations.

                        (a) Certain Standards and Requirements:

                              (i) The Franchisee shall ensure that any and all
vehicles utilized for off-site delivery: (a) are maintained in good condition and repair and comply with all requirements for the safe and lawful operation of such vehicles on the streets and highways of all applicable localities; and (b) are operated, at all times, by employees of the Franchisee, who shall be duly qualified, authorized and licensed to operate such vehicles and who shall maintain insurance covering liability as a driver as required by this Paragraph of this Agreement. The Franchisee shall further undertake all necessary action to assure that employees operate delivery vehicles safely and lawfully. Subcontracting of or for off-site delivery services is prohibited.

                              (ii) In the discretion of the Franchisee, vehicles
used for off-site delivery services may bear signage indicating that the vehicle is delivering Me-N-Ed's pizza products; provided, however, such signage must be professionally manufactured or produced and shall be subject to approval by PWS prior to any public display or use by the Franchisee. If requested by PWS, the Franchisee shall exhibit on all delivery vehicles (or on car top signs on all delivery vehicles) signs of sufficient prominence and wording as PWS may prescribe from time to time so as to advise the public that the Pizzeria is owned, operated and maintained by the Franchisee and that each such delivery vehicle is owned, operated and maintained by the Franchisee or the driver of the vehicle, as the case may be. The Franchisee shall at all times carry insurance, in accordance with Paragraph 4(b) of this Agreement, covering any and all vehicles used for off-site delivery services.

                              (iii) PWS reserves the right, in its discretion,
to designate those food and beverage products which may be offered by the Franchisee for off-site delivery. UNDER NO CIRCUMSTANCES MAY ALCOHOLIC BEVERAGES BE OFFERED FOR OFF-SITE DELIVERY. Moreover, the Franchisee will take all steps necessary to ensure that alcoholic beverages are not available to employees operating delivery vehicles.

                              (iv) All pizza and other food and beverage
products approved for off-site delivery sales shall be prepared at the Pizzeria, in full compliance with all specifications, standards, operating procedures and rules relating to the quality, taste, ingredients and uniformity, and manner of preparation, of pizza, food and beverage items sold at the Pizzeria.

                              (v) The Franchisee shall employ all efforts
necessary to assure that pizza and other food products offered for sale and sold by off-site delivery are delivered to customers fresh and hot, and are of uniform high quality. Such efforts shall include, but are not limited to, the use of PWS-approved packaging and containers for all off-site delivery sales.

                              (vi) PWS has the right in its sole discretion, to
approve or disapprove any and all advertising in any way related to off-site delivery sales.

                        (b) Indemnification and Insurance: The Franchisee shall indemnify, defend and hold PWS and its affiliates and successors, and their respective officers, directors, shareholders, employees and agents, harmless from and against any and all claims, costs, damages or liability of any nature whatsoever, arising out of or in any way related to off-site delivery services by the Franchisee. At all times that the Franchisee conducts off-site delivery services, it shall maintain in full force and effect, in addition to all insurance coverage required by this Agreement, automobile liability insurance including, but not limited to, contractual liability coverage, liability coverage for vehicles owned, hired or borrowed by the Franchisee ("owned auto" and "hired auto" coverage, respectively), and liability coverage for vehicles owned by others ("non-owned auto" coverage), with limits of not less than $1,000,000 per occurrence of bodily injury and property damage combined, together with an umbrella liability policy with minimum limits of $3,000,000, and together with any other or increased amounts of insurance which PWS may from time to time require.

                        (c) Insurance: The Franchisee shall provide PWS with certificates of insurance evidencing the required coverage, which certificates shall be renewed and provided annually and shall contain such detailed information as PWS may from time to time request, and the Franchisee shall also provide PWS with full and complete copies of any and all of the above policies, including copies of any renewals or modifications thereto upon request by PWS. All insurance policies must be (i) issued by an insurance company licensed to do business in the state where the Pizzeria is located and (ii) rated A or better by A.M. Best & Company, Inc. or approved in writing by PWS, in PWS's sole discretion. The Franchisee shall also cause the companies to agree by endorsement or separate written document that PWS shall be given at least 30 days prior written notice of termination, expiration, cancellation, modification or reduction in coverage limits of any such policy. Upon failure of the Franchisee to maintain in effect any of the insurance required, or to furnish to PWS satisfactory evidence of such insurance, PWS may, in its discretion, obtain insurance coverage on behalf of the Franchisee, and the Franchisee agrees to promptly execute any applications or instruments required to obtain any such insurance and to pay to PWS, on demand, any costs and premiums incurred by PWS. The Franchisee shall additionally require each of its employees who at any time operates a vehicle in connection with off-site delivery services which is owned by a person other than the Franchisee to maintain insurance covering the employee's liability as driver of the vehicle in an amount no less than the minimum amount required by law, and the Franchisee shall require and maintain at the Pizzeria evidence of such insurance coverage, which evidence the Franchisee shall provide to PWS upon request. The Franchisee expressly waives and releases PWS and its affiliates and successors, and the respective officers, directors, shareholders, employees and agents, from any obligation or responsibility with respect to any claim asserted, or which may be asserted, by a third party or parties, arising out of or relating to the Franchisee's conduct of off-site delivery services.

                        (d) Fees and Reports: All receipts of any kind or nature derived from off-site delivery sales shall be included for purposes of computing all fees payable to PWS under this Agreement; specifically, but without limitation, any additional charges to customers the Franchisee may choose to make for off-site delivery services are included within the definition of "Adjusted Gross Sales" (see Paragraph 7(e) of this Agreement) without limitation or offset for cost incurred by the Franchisee in connection with providing such services to the customer. Off-site delivery sales shall be recorded by the Franchisee and reported to PWS at the same time or times, and in the same manner, as all other sales from the Franchisee's Pizzeria operation, provided, further, the Franchisee shall report off-site delivery sales as a separate subtotal of total reported sales for each reporting period. In addition, the Franchisee shall provide PWS with such further information relating to off-site delivery sales as PWS may from time to time request, including separate reports of costs of operation for off-site delivery services and the like.

                  5. TERM OF AGREEMENT

                        (a) Term: The term of this Agreement shall commence on the date of execution of this Agreement by PWS, and shall expire 10 years after the date the Pizzeria opens for business or the length of the lease, whichever occurs first. The Franchisee may request that the term of this Agreement be lengthened to be congruent with the term of the lease for the Pizzeria premises. PWS may grant or withhold consent to such request, in PWS's sole discretion. Once the Pizzeria opens for business, PWS shall insert the exact opening or transfer date in Exhibit "A" attached hereto and incorporated herein by reference.

                        (b) Termination: In the event that (i) the Franchisee fails to obtain an on-sale beer and wine license for the Pizzeria prior to the date the Franchisee opens the Pizzeria for business, unless otherwise agreed to in writing by PWS, (ii) the Franchisee fails to open the Pizzeria within 12 months after PWS's execution of this Agreement, or (iii) the Franchisee fails to complete or achieve a passing grade in the customary training course concerning the operation of the Pizzeria by the earlier of (a) three months prior to the opening of the Pizzeria or (b) 180 days after the date a final location of the Pizzeria is obtained, then this Agreement shall terminate, and PWS shall refund to the Franchisee the Initial Franchise Fee paid by the Franchisee to PWS, less expenses incurred by PWS in connection with this Agreement, as determined in PWS's sole discretion.

                  6. RENEWAL OF FRANCHISE

                        (a) Renewal Conditions: The Franchisee, at its option, shall have the right to renew the franchise granted herein for the term and upon conditions contained in the then-current standard Franchise Agreement in use by PWS on the date of renewal, provided that:

                              (i) The Franchisee is not in default of any
provision of this Agreement or any other agreement with PWS or its subsidiaries or affiliates or any other creditor or supplier of the Pizzeria, and has substantially complied with all the terms and conditions of these agreements substantially in accordance with their terms and has satisfied all monetary obligations owed to these parties;

                              (ii) The Franchisee is able to maintain possession
of the site of its Pizzeria or to secure and develop a suitable alternative site approved by PWS;

                              (iii) The Franchisee agrees to refurbish the site
in accordance with Paragraph 9 of this Agreement;

                              (iv) The Franchisee executes a general release, in
a form satisfactory to PWS, of any and all claims it may have against PWS and its officers, directors, shareholders, agents, and employees, in their corporate and individual capacities; and

                              (v) The Franchisee, or a representative approved
by PWS, attends and satisfactorily completes any retraining or refresher training program that PWS may require, in its sole discretion.

                        (b) Renewal Fee: In connection with this renewal, the Franchisee must execute PWS's then-current standard Franchise Agreement and all other agreements customarily used by PWS in the renewal of franchises, which may provide for higher Royalty Fees and for greater expenditures for advertising and promotion than were provided for under this Agreement, and may contain other fees and terms materially different from the terms of this Agreement. The trade area of the Pizzeria will not be modified unless such modification is consistent with criteria then in effect for comparable market areas. There will be no Initial Franchise Fee upon the renewal of the franchise, but the Franchisee shall pay PWS the sum of $1,500 to offset expenses incurred in connection with the renewal.

                        (c) Other Obligations: PWS will send all agreements relating to renewal of the franchise for the Franchisee's review and execution not less than 12 months prior to the expiration of this Agreement along with a notification of the expiration of this Agreement. PWS's notice will also state what actions, if any, the Franchisee must take to correct the deficiencies in the operation of the Pizzeria and will specify the time period in which these deficiencies must be corrected. Renewal of the franchise will be conditioned upon the Franchisee's continued compliance with all the terms and conditions of this Agreement and all other agreements with PWS and its affiliates and subsidiaries and all other creditors and suppliers of the Pizzeria up to the date of expiration. Failure by the Franchisee to return these agreements to PWS within 30 days after receipt will be deemed an election not to renew the franchise. The Franchisee will have no right to renew the franchise upon the expiration of the first additional term.

                  7. FEES

                        (a) Initial Franchise Fee: In consideration of the franchise granted herein, the Franchisee opening a new Pizzeria at its first franchise location shall pay to PWS an Initial Franchise Fee of $______, payable upon the execution of this Agreement. For each subsequent franchise which may be granted, the Franchisee shall pay one-half of the Initial Franchise Fee then required by PWS for new the Franchisees.

                        (b) Initial Advertising Fee: Upon execution of this Agreement, the Franchisee shall pay to PWS's advertising fund (the "Advertising Fund") a nonrefundable Initial

Advertising Fee of $_____, which shall be disbursed by the Advertising Fund at PWS's sole discretion (see Paragraph 8(h) of this Agreement).

                        (c) Royalty Fee: In consideration of the franchise granted herein and the continuing right to use the System, the Franchisee agrees to pay to PWS, commencing from the date the Pizzeria opens, a Royalty Fee of 5% of the Adjusted Gross Sales generated monthly by the Pizzeria, or the sum of $_____, whichever is greater. Payment of the Royalty Fee shall be made on or before the fifth day of each month for the preceding calendar month.

                        (d) Periodic Advertising Fee: Commencing from the date the Pizzeria opens, the Franchisee shall pay to the Advertising Fund an Advertising Fee of 4% of the Adjusted Gross Sales generated monthly by the Pizzeria. Such fee shall be paid at the same time as the Royalty Fee with a late charge computed and assessed in the same manner as may be imposed for any late payment of a Royalty Fee. The Advertising Fund shall be administered by PWS in accordance with Paragraph 8(h) below. PWS may, in its sole discretion, from time to time credit against the obligation of the Franchisee to contribute to the Advertising Fund up to an amount equal to the Franchisee's obligation to contribute to the Advertising Fund for amounts expended by the Franchisee in the applicable period on local advertising and promotional campaigns. Such local advertising and promotions shall be subject to PWS's prior written consent.

                        (e) Adjusted Gross Sales: The term "Adjusted Gross Sales" as used herein means the total gross receipts from all sales by the Pizzeria of all pizza and other food, beverages, coin operated games, juke boxes, and vending machines and other products or services authorized for sale at the Pizzeria, including off-site delivery, without reserve or deduction for inability or failure to collect, and exclusive of sales and equivalent taxes and coupon and similar discounts approved by PWS (but in no event will coupons and similar discounts reduce Adjusted Gross Sales by more than ___%).

                        (f) Late Payment Charges: If the Franchisee is late in paying the Royalty Fee, periodic Advertising Fee, or the amount owed for the special spice blend, the special flour blend and related food products delivered pursuant to this Agreement, a late charge at the maximum rate permitted by state law shall be payable on the unpaid fees from the date such payments were due, and PWS may require the Franchisee to pay both the Royalty Fee and periodic Advertising Fee on a weekly basis. If PWS requires the Franchisee to make weekly payments, such payments shall be based on the Adjusted Gross Sales generated weekly by the Pizzeria and shall be made on or before Wednesday of each week for the preceding week.

                  8. DUTIES OF FRANCHISOR

                        (a) Location: Unless noted otherwise in writing by PWS, the Franchisee shall have received PWS's evaluation of a site for the Pizzeria prior to PWS's execution of this Agreement. The Franchisee may not execute a lease or a purchase agreement for the Pizzeria which has not been reviewed by PWS. The Franchisee shall provide PWS with any and all documents relating to a site under consideration and the lease or purchase agreement for such site when seeking PWS's review of such site. While it is the Franchisee's obligation to find a suitable location for the Pizzeria which meets PWS's criteria, PWS may have assisted the

Franchisee with the search for a suitable location by advising and consulting with the Franchisee, if requested to do so by the Franchisee. The Franchisee acknowledges that PWS's review of a location does not constitute a representation or guaranty by PWS that the location will be a successful location for the Pizzeria.

                        (b) Training: Prior to the public opening of the Pizzeria, PWS will make available to the Franchisee and two designated persons approved by PWS, PWS's customary training and indoctrination course concerning the operation of the Pizzeria, as described in Paragraph 9(h) of this Agreement. At its discretion, PWS may also offer additional training programs and refresher courses to the Franchisee during the term of this Agreement, at the Franchisee's expense.

                        (c) Operating Manual and Other Manuals: PWS shall loan to the Franchisee during the term of the franchise one or more copies of an operating manual or operational bulletins or similar materials containing mandatory and suggested specifications, standards and operating procedures and rules prescribed from time to time by PWS and information relative to other obligations of the Franchisee under this Agreement and the operation of its Pizzeria and copies of other manuals that may be developed by PWS (collectively, the "Manuals"). PWS has the right to add to and otherwise modify the Manuals from time to time, if deemed necessary to improve the standards of service or product quality or the efficient operation of the Pizzeria, to protect or maintain the goodwill associated with the Proprietary Marks or to meet competition. However, no such addition or modification will alter the Franchisee's fundamental status and rights under this Agreement. The provisions of the Manuals, as modified from time to time, and mandatory specifications, standards and operating procedures and rules prescribed from time to time by PWS and communicated to the Franchisee in writing, will constitute provisions of this Agreement.

                        (d) Design: PWS shall designate the standard design, color scheme, trade dress and motif for the Pizzeria.

                        (e) Fixture, Sign, Equipment, Inventory and Supply
Specifications: PWS shall designate standard fixtures, signs, equipment, and initial and continuing inventory and supplies for placement in and use at the Pizzeria.

                        (f) Advice and Consultation:

                              (i) PWS shall advise and consult with the
Franchisee periodically in connection with the development and operation of the Pizzeria. The Franchisee shall submit to PWS within six months prior to the opening of the Pizzeria, a business plan setting forth the proposed prices, expenses and other operational items reasonably requested by PWS so that PWS may provide guidance to the Franchisee in the initial operation of the Pizzeria. PWS shall communicate to the Franchisee its know-how, new developments, techniques, and improvements in restaurant management, food preparation, and services which are pertinent to the operation of the Pizzeria in accordance with the System, all subject to the Franchisee's obligation to maintain in confidence such information as would not ordinarily be disclosed during operation of the Pizzeria.

                              (ii) PWS will advise the Franchisee from time to
time of operating problems of its Pizzeria disclosed by reports submitted to or inspections made by PWS. PWS will make no separate charge to the Franchisee for such operating or marketing assistance, except that PWS may make reasonable charges for forms and other materials supplied to the Franchisee and for operating assistance made necessary in its judgment as a result of the Franchisee's failure to comply with any provision of this Agreement or for operating assistance requested by the Franchisee in excess of that normally provided by PWS.

                              (iii) PWS will make available to the Franchisee
from time to time, the services of certain principals, employees, representatives or agents of PWS on a consulting basis. Such individuals will provide, at the Franchisee's request and at such individual's then-current rates and charges, extraordinary services above and beyond the operational assistance customarily provided by PWS.

                        (g) Independent Status of Franchisee: PWS shall not establish requirements regarding: (i) the Franchisee's employment policies, assignment or direction of the Franchisee's employees, wages or hours of labor (except to the extent specified in Paragraphs 9(m) and 9(n) of this Agreement);
(ii) the prices charged by the Franchisee for products sold at the Pizzeria;
(iii) the customers to whom such products may be sold; or (iv) the sources from which the Franchisee obtains any item or services used in the Pizzeria (except as provided in Paragraph 9(g) of this Agreement). PWS shall not be involved to any extent in the management or day-to-day operation of the Pizzeria.

                        (h) Advertising:

                              (i) PWS shall administer the Advertising Fund
referred to in Paragraphs 7(b) and (d). The Advertising Fund exists for the primary purpose of promoting the System through advertising, promotional programs and materials, and various marketing techniques. The Franchisee acknowledges that the Advertising Fund, which may hire employees, agents and firms to carry out its purpose, shall be used to meet any and all costs, direct and indirect, incident to marketing the System including, without limitation, those incurred in administering the Advertising Fund, developing advertising and promotional programs and materials, conducting market and consumer research, employing individuals, and implementing other marketing activities. In its sole discretion, PWS shall determine the media, markets, and content of all advertising programs. PWS is not obligated to account to the Franchisee for any expenditures of the Advertising Fund.

                              (ii) The Franchisee acknowledges the need for
uniformity in the Me-N-Ed's Pizzeria image; therefore, except for all advertising and/or promotional materials prepared or previously approved by PWS, no advertising and/or promotional materials shall be used by the Franchisee until such time as the Franchisee has submitted the materials to PWS and the use of such materials has not been disapproved by PWS within a period of 10 days after the date of PWS's receipt of the materials.

                  9. DUTIES OF FRANCHISEE

                  In addition to its duties as set forth elsewhere in this Agreement, the Franchisee agrees to perform the following:

                        (a) Preparation of Location: Within 12 months after PWS's execution of this Agreement, the Franchisee shall totally equip and ready the location of the Pizzeria for occupancy. Immediately upon receipt of written acknowledgment from PWS that the Pizzeria complies with the System's specifications and requirements, the Franchisee shall commence operation of the Pizzeria.

                        (b) Lease and Purchase Agreement Responsibilities:
Except as otherwise provided herein, the Franchisee shall be responsible for all terms and conditions of the lease or purchase agreement covering the Pizzeria location, including any required security deposit and prepaid rent. The Franchisee shall provide to PWS a copy of the fully executed lease (and any assignments and/or subleases thereto) or purchase agreement within 15 days after PWS's execution of this Agreement.

                        (c) Beer and Wine License: Within five days after PWS's execution of this Agreement, the Franchisee shall apply to the appropriate state and/or local authorities for an on-sale beer and wine license for the Pizzeria. The Franchisee shall be solely responsible for obtaining such license prior to the opening of the Pizzeria for business. In the event of regulatory delays, which could not reasonably have been avoided by the Franchisee, PWS may, in its sole discretion, and upon terms and conditions it may require, authorize the Franchisee to open the Pizzeria for business prior to timely obtaining such license. Written application for such exemption from this licensing requirement must be made to PWS no later than 45 days prior to the opening of the Pizzeria and must be accompanied by a copy of the completed license application, as filed.

                        (d) Construction Standards: The Franchisee shall be responsible for the establishment and completion of the Pizzeria, including construction or remodeling and equipment installation. The Franchisee agrees that in constructing or remodeling the Pizzeria, it shall secure all necessary permits and adhere to the plan, design, color scheme and motif as specified by PWS, provided that the Franchisee may make minor changes to the standard plans and specifications, if necessary, to meet the requirements of local codes and regulations. The Franchisee shall submit all building plans and specifications to PWS and shall not proceed with construction until PWS's written approval has been obtained. In the event the Franchisee commences construction, remodeling, installation, or other work on the premises without the prior written approval of PWS, or contrary to the specifications and directions of PWS, the Franchisee shall upon notice from PWS and solely at the Franchisee's expense, promptly remove or appropriately modify all objectionable items so as to comply with PWS's specifications and directions. The Franchisee shall also obtain all required zoning changes, all required building, driveway, utility, health, sanitation and sign permits and any other required permits and shall obtain all customary contractor's sworn statements and partial and final waivers of lien for construction, remodeling, decorating and installation services, and other materials or labor liens.

                        (e) Fixture and Equipment Standards: The Franchisee shall lease and/or purchase all fixtures and equipment designated by PWS and shall install, or have installed, in the Pizzeria all such fixtures and equipment. The Franchisee has the right to lease and/or purchase the fixtures and equipment from any source; provided, however, all fixtures, furnishings, color schemes, machinery, equipment, and accessories shall conform to specifications of design, color, quality, performance, and utility designated and approved by PWS.

                        (f) Sign Standard: The Franchisee shall prominently display and maintain in good appearance and condition on the land and building comprising the Pizzeria all signs of such nature, form, color, illumination, and size, and containing such legends and symbols as PWS shall require. The Franchisee shall not display at the Pizzeria any signs to which PWS objects.

                        (g) Inventory and Supply Specifications:

                              (i) The Franchisee shall purchase spice blend,
flour blend and such other proprietary products as may be designated by PWS that are made in accordance with PWS's special and trade secret recipe only from suppliers designated by PWS to sell such spice blend, flour blend or other products. PWS reserves the right to be either the sole source of supply or the sole designator of suppliers who will provide the spice blend, the flour blend and any other designated products. The Franchisee shall not maintain inventories of the spice blend or flour blend in excess of any amount necessary to conduct pizza sales operations for 60 days. This inventory shall be based on the average requirements of the Franchisee's past six months' operation or, if the Franchisee has not been in business for six months, on a reasonable estimate of the inventory required for sales over such a period of time. Except as noted above, the Franchisee is not required to purchase or lease from PWS or its designee goods, services, supplies, fixtures, equipment, inventory or real estate as a condition of establishing or operating the franchised business. All pizza ingredients, beverage products, cooking materials, containers, packaging materials, other paper and plastic products, utensils, required clothing and color scheme, menus, forms, cleaning and sanitation materials and other supplies and materials used in the operation of the Pizzeria must conform to the specifications and quality standards established by PWS from time to time.

                              (ii) The Franchisee must use in the operation of
its Pizzeria boxes, containers and other paper or plastic products imprinted with the Proprietary Marks as prescribed by PWS from time to time. Any ingredient, supply or material not previously approved by PWS as conforming to its specifications and quality standards must be submitted for examination and/or testing prior to use. PWS has the right to examine the facilities of any approved supplier or distributor and to test or inspect the ingredients, materials or supplies to determine whether they meet PWS's standards and specifications. PWS has the right to charge fees for testing and evaluating any new equipment, fixture, furniture, or sign proposed for use by the Franchisee as well as for testing and evaluating proposed and approved suppliers or distributors. PWS also may impose reasonable limitations on the number of approved suppliers or distributors of any product. PWS will notify the Franchisee within a reasonable time (generally not to exceed 30 days) whether any ingredients, supplies, materials, suppliers or distributors submitted or proposed by the Franchisee meet with its approval. PWS also may revoke for any reason its previous approval of any ingredient, supply, material, supplier or distributor, and such revocation becomes effective when the Franchisee is put on notice thereof. The Franchisee shall have certain other limited additional rights to advertise on the boxes constituting the packaging for the pizza and related food items, upon PWS's prior consent. Such advertisement may be in the form of "trade-outs" and other advertising benefits.

                        (h) Training: The Franchisee (or the controlling shareholder or partner if the Franchisee is a corporation or partnership) must enroll in, complete and achieve a passing grade in all training programs and classes which PWS requires for the operation of a Me-N-Ed's Pizzeria by the earlier of (i) three months prior to the opening of the Pizzeria or (ii) 180 days after the date that a location for the Pizzeria is obtained. All classes will be held at such times and places as PWS designates. PWS will not charge a training fee for the initial training class. The initial training class required of the Franchisee is for up to three persons (the Franchisee and two managers). In addition, PWS may require that the Franchisee attend and achieve a passing grade in supplemental or additional training classes which may be offered from time to time during the term of the franchise. The fee for such additional training will range from $___ to $_____ per training class which fee will include all training materials. The Franchisee will be responsible for all travel, living expenses, compensation, benefits and other costs incurred by all persons attending any training programs and classes on the Franchisee's behalf.

                        (i) Confidential Information and Manuals: The Franchisee and its owners are obligated to maintain the absolute confidentiality of the Manuals and all other information concerning the PWS's System during and after the term of the franchise, disclosing this information to the other employees of the Pizzeria only to the extent necessary for the operation of the Pizzeria in accordance with this Agreement. The Franchisee and its owners may not use any such information in any other business or in any manner not specifically authorized or approved in writing by PWS. The customer lists and all historical data relating to the sale of all pizza and beverage products at or from the Pizzeria (the "Customer Lists") also are confidential. The Franchisee: (i) acknowledges that the Customer Lists are a valuable asset of PWS; (ii) may not use the Customer Lists in any other business or capacity; and (iii) must maintain the absolute secrecy and confidentiality of the Customer Lists.

                        (j) Operation of Pizzeria: The Franchisee, the controlling shareholder or partner of the Franchisee or, if the Franchisee has also entered into a development agreement with PWS, an operator who satisfies the requirements set forth in such development agreement, must devote his or her full time and efforts in managing the general business matters and operations of the Pizzeria or other Pizzerias (or other related activities approved by PWS). Further, the Franchisee, its owners and its operator, if any, may not, during the term of this Agreement, engage in any conflicting enterprises or any business activity which would be detrimental or interfere with the operation or management of the Pizzeria. In addition, the Pizzeria must be at all times under the direct, on-premises supervision of the Franchisee or the Franchisee shall employ a manager for such purpose, who shall have met the following requirements: (i) he or she has been properly trained by the Franchisee; (ii) his or her identity has been disclosed in writing to PWS; and (iii) he or she has executed, at PWS's request, an agreement in the form provided by PWS agreeing not to divulge any trade secret or confidential or proprietary information, including the contents of the Manuals, or to engage in or have any interest in any other sit-down, carry-out or delivery pizza business. The Franchisee must offer for final consumption, and not for resale, except in certain retail markets that are authorized in writing by PWS, all pizza and beverage products which PWS from time to time authorizes. PWS may change the types of authorized and required goods and services at any time and for any reason, and the Franchisee is required to comply with these changes within 60 days after receiving notice of such and must offer the carry-out services and the delivery services described in Paragraph 4 of this Agreement. The Franchisee is prohibited from offering or selling any products or services not authorized by PWS and from using the premises of the Pizzeria for any purpose other than the operation of the Pizzeria (or other related activities approved by PWS). The Franchisee shall conspicuously post at the Pizzeria a notice to the effect that the Pizzeria is a franchised business operated independently of Pizza World Supreme, Inc., the franchisor of Me-N-Ed's Pizzerias.

                        (k) Sanitation and Maintenance Standards: At its sole expense, the Franchisee shall at all times maintain the interior and exterior of the Pizzeria premises, including all of the fixtures, signs, and equipment, in a good, clean, attractive, and safe condition and repair.

                        (l) Improvements: The Franchisee shall refurbish its Pizzeria (in addition to regular maintenance and repair) within six months after receipt of written notice from PWS, as PWS from time to time requires to maintain or improve the appearance and efficient operation of the Pizzeria, to increase the sales potential or to comply with PWS's standards and identity. Refurbishing may include: (i) replacement of worn out or obsolete equipment, fixtures, furniture and signs; (ii) the substitution or addition of new or improved equipment, including computer hardware and software, and safes, fixtures, furniture and signs; (iii) redecorating; (iv) repair of the interior and exterior of the premises and repair and resurfacing of parking facilities; and (v) structural modifications and remodeling of the premises. The Franchisee will not be required to make aggregate expenditures for refurbishing in excess of $______ or, except in connection with a renewal of the franchise, to effect any refurbishing of the Pizzeria during the last 12 months of the term of the franchise.

                        (m) Dress and Grooming Standards: The Franchisee shall maintain an adequate number of neat, clean, competent, and courteous employees at the Pizzeria to insure maximum customer satisfaction and consistent service. The Franchisee shall require all employees to wear Appropriate Clothing, as defined below, of such color, design, and other specifications as PWS may designate from time to time. "Appropriate Clothing," as used in this Agreement, means everyday clothing that can be worn outside of the establishment and does not constitute a uniform of any kind.

                        (n) Hours of Operation: The Franchisee shall operate the Pizzeria at such minimum hours and on such days as may from time to time be prescribed by PWS (except when the Pizzeria is untenable as a result of fire or other casualty) and shall maintain sufficient supplies of goods and products so as to operate the Pizzeria at maximum capacity and efficiency.

                        (o) Sales Records and Financial Statements: The Franchisee is required to use PWS's designated PIZZAnet System to record sales and to track inventory and other related expenses. The PIZZAnet System shall be linked to PWS's corporate office as a means of evaluating and monitoring individual Pizzeria performance. The Franchisee will maintain, repair, upgrade, and update the PIZZAnet System as required by PWS during the term of this Agreement. The Franchisee agrees to furnish PWS with a report of Adjusted Gross Sales for the prior month, including a tabulation of daily cash register tape or computer totals, certified to be true and correct by the Franchisee, on or before the 5th day following the end of each month during the term of this Agreement. The Franchisee agrees to maintain its accounting records in accordance with the accounting system employed by PWS which system reflects the costs of all saleable products and services. The Franchisee shall also furnish PWS on or before the 20th day following the end of each month with an updated profit and loss or operating statement prepared by a licensed public accountant or certified public accountant, which will provide PWS with current results of the Franchisee's operations. All financial statements shall be supported by actual physical inventories of supplies and products on hand at the beginning and end of each monthly or other reporting period. All financial statements shall be prepared following the format used by the PWS presently or as changed from time to time. If requested by PWS, the Franchisee shall furnish more frequent reports of Adjusted Gross Sales by telephone or as otherwise specified by PWS. The Franchisee shall, upon request of PWS, deliver to PWS copies of all sales tax reports and tax returns. In addition, the Franchisee shall keep all such records for at least five consecutive years. PWS reserves the right to audit or cause to be audited the sales reports, financial statements and tax returns which the Franchisee is required to submit to PWS. In the event any audit discloses an understatement of the Adjusted Gross Sales of the Franchisee's Pizzeria for any period or periods, the Franchisee must immediately pay to PWS the due and unpaid fees, all advertising contributions due under this Agreement and the amount, if any, required to be paid to the Advertising Fund, plus interest due on these amounts. Further, in the event such understatement for any period or periods is 2% or more of the Adjusted Gross Sales of the Pizzeria or such inspection or audit is made necessary by the Franchisee's failure to furnish reports, supporting records, financial statements or other information required by this Agreement, or to furnish these reports, records, information or financial statements on a timely basis, the Franchisee is obligated to reimburse PWS for the cost of such audit, including the charges of any independent certified public accountant and the travel expenses, room and board and compensation of PWS's employees incurred in conducting such audit.

                        (p) Entertainment and Vending Machines: Unless first approved in writing by PWS, the Franchisee shall neither allow any product, vending machine or entertainment device to be sold, displayed, situated, or used at the Pizzeria, nor permit any live entertainment, musicians, motion pictures, television, or other entertainment, including dancing, at the Pizzeria. Under no circumstances will pool tables or gaming machines be allowed on Pizzeria premises.

                        (q) Trade Name and Proprietary Marks:

                              (i) PWS's trade name, and the service marks and
trademarks licensed hereunder are the sole and exclusive property of PWS. The Franchisee shall acquire no right to use, or to license the use of, any name, mark, or other intangible property right granted or to be granted herein, or any name or mark confusingly similar thereto, except in connection with the operation of the Pizzeria. The Franchisee shall not incorporate or form a partnership or joint venture under any names, in whole or in part, referred to in this Agreement or otherwise belonging to PWS or any name or mark confusingly similar thereto. The Franchisee shall use its best efforts to promote and protect the Franchisee's and PWS's business interests and protect the goodwill and trade name of Me-N-Ed's Pizzerias and the Proprietary Marks. The Franchisee also shall immediately notify PWS of any infringement of or challenge to the Franchisee's use of PWS's trademarks, service marks, trade names, logo types or other commercial symbols. PWS, though, is not obligated to protect the Franchisee's right to the use of PWS's trademarks, service marks, trade names, logo types or other commercial symbols and further, is not obligated to protect the Franchisee against any claim of infringement or unfair competition with respect to the names, marks and symbols. PWS is not obligated to indemnify the Franchisee against nor to reimburse the Franchisee for any damages for which the Franchisee is held liable in any proceeding arising out of the Franchisee's use of PWS's trademarks, service marks, or other commercial symbols under this Agreement.

                              (ii) The Franchisee agrees to consistently use the
mark "Me-N-Ed's" and/or such other name(s) as designated by PWS on all signs, decorations, advertising, menus, letterhead, telephone listings, and other printed and decorative materials used in or on the premises or with which the Pizzeria is identified. The Franchisee shall not use the "Me-N-Ed's" name, service mark, and/or trademark on any automobile or truck or otherwise, except as expressly authorized by this Agreement. As used in this Paragraph and throughout this Agreement, "Proprietary Marks" shall be deemed to refer to and include "Me-N-Ed's," "Me-N-Ed's Pizza Parlor & Pizza Design," "Me-N-Ed's Guys With Pizza Design," "Me-N-Ed's Slices," "Me-N-Ed's Pizzeria" and any other "Me-N-Ed's"-based marks, and (for the sake of convenience), shall further include all marks of PWS which the Franchisee has or shall be authorized to use which are not based upon the words "Me-N-Ed's."

                              (iii) If there should be asserted a claim of prior
use of any of the trade names, trademarks, service marks, slogans or visual indicia used in the Pizzeria, the Franchisee, at its expense, shall use such name or marks as may then be provided by PWS, or if no such substitutes are provided by PWS, the Franchisee's own name and such marks or words as shall clearly avoid any possible confusion between the business of the Pizzeria and the business of the claimant, and the Franchisee shall have no claim against PWS for any damages due to the change in names or marks.

                              (iv) If it becomes advisable at any time in PWS's
sole discretion for the Franchisee to modify or discontinue use of any Proprietary Mark, the Franchisee must do so. PWS's sole obligation in such an event is to reimburse the Franchisee for its actual, out-of-pocket costs incurred in complying with this obligation, unless PWS shall have given the Franchisee six months prior written notice of such requirement, in which case PWS shall have no obligation to reimburse the Franchisee.

                              (v) PWS retains and reserves the right in its sole
discretion to manufacture and distribute anywhere in the world, including the Franchisee's trade area, products under PWS's Proprietary Marks or other products through retail food stores and other channels of distribution, without limitation, regardless of whether such products are authorized for sale in Me-N-Ed's Pizzerias.

                        (r) Legal Compliance: At its sole expense, the Franchisee shall secure and maintain in force all required licenses, permits and certificates and shall operate its Pizzeria in full compliance with all applicable federal, state and local laws, ordinances and regulations. In addition, the Franchisee shall require each delivery driver to submit proof of insurance not less frequently than once every 90 days, or as required by the Franchisee's insurance company, if it requires more frequent showing of such proof. PWS also shall not provide customers of the Pizzeria with a guarantee of time within which a delivery will be made.

                        (s) Right of Inspection: PWS has the right, at any time during business hours and without prior notice to the Franchisee, to conduct reasonable inspections of the Pizzeria and its business records wherever located. Inspections of the Pizzeria will be made at PWS's expense, unless PWS is required to make any additional inspections in connection with the Franchisee's failure to comply with this Agreement. In such event, PWS has the right to charge the Franchisee for the costs of making all additional inspections in connection with such failure to comply including, without limitation, travel expenses, room and board, compensation of its employees, and the total cost of having a representative of PWS stay in the Pizzeria until PWS shall determine that there is compliance.

                        (t) Insurance: The Franchisee must at all times during the term of this Agreement maintain in force at its sole expense: (i) property insurance on a replacement cost basis at a minimum limit based on the total value of the Franchisee's assets (including, but not limited to, fire, extended coverage, vandalism and malicious mischief); (ii) commercial general liability insurance, including contractual liability, products-completed operations, personal and advertising injury and liquor liability with minimum limits of liability for each type of insurance of $1,000,000 general aggregate, $1,000,000 products-completed operations aggregate, $1,000,000 personal and advertising injury, $1,000,000 each occurrence, $50,000 fire damage, $1,000 medical expense and $1,000,000 liquor liability; (iii) primary automobile liability insurance as described in Paragraph 4(b) of this Agreement; (iv) workers' compensation insurance (in the Franchisee's name) as required by applicable law; and (v) business interruption insurance of at least $1,000 per day. In addition, the Franchisee is required to carry an umbrella policy for excess coverage on the policies described above up to $3,000,000 of coverage. The Franchisee may not self-insure nor participate in any self-insurance program. All insurance policies must be issued by an insurance carrier rated A or better by Alfred M. Best & Company, Inc. or an alternative company approved in writing by PWS, in PWS's sole discretion. All liability insurance policies must name PWS and the subsidiaries and affiliates which it designates, as additional insureds entitled to the coverage afforded to all named insureds, without regard to any other insurance or self-insured program which PWS may have in effect, and must also provide that PWS receive 30 days prior written notice of termination, expiration, cancellation, modification, or reduction in coverage or limits of any such policy. PWS may also reasonably increase the minimum liability protection requirement annually and require different or additional kinds of insurance to reflect inflation, changes in standards of liability, higher damage awards in public, product or motor vehicle litigation or other relevant changes in circumstances. The Franchisee must submit to PWS annually a copy of the certificate of or evidence of the renewal or extension of each such insurance policy or any modifications to any such insurance policy. If the Franchisee at any time fails or refuses to maintain in effect any insurance coverage required by PWS, or to furnish satisfactory evidence of such insurance, PWS may, at its option and in addition to PWS's other rights and remedies under this Agreement, obtain such insurance coverage, on behalf of the Franchisee, and the Franchisee must promptly execute any applications or other forms or instruments required to obtain any such insurance. The Franchisee shall also promptly pay to PWS on demand any costs and premiums incurred by PWS, together with an amount equal to ___% of the premium charged, as a fee to PWS. The Franchisee's obligation to obtain and maintain the insurance described in this Agreement will not be limited in any way by reason of any insurance maintained by PWS.

                        (u) Notification of Legal Proceedings: The Franchisee shall notify PWS in writing within 10 days after the commencement of any action, suit or proceeding, or of the issuance of any order, writ, injunction, award, or decree of any court or government agency which may adversely affect the Franchisee's financial condition or ability to perform its duties or meet its obligations hereunder.

                        (v) Indemnity: The Franchisee shall pay all bills, debts, obligations and liabilities incurred in the operation of the Pizzeria and in the performance of off-site delivery services and shall indemnify and hold each Indemnified Party (as defined below) harmless therefrom. If an Indemnified Party is subjected to any claim demand or liability or becomes a party to any suit or other judicial or administrative proceeding by reason of any claimed act or omission of the Franchisee, its employees or agents, or by reason of any act or omissions occurring on the Pizzeria premises or otherwise relating to the business or operation of the Pizzeria, including acts or omissions relating to off-site delivery services, the Franchisee shall indemnify each Indemnified Party and hold each Indemnified Party harmless from and against all judgments, settlements, penalties and expenses, including attorneys' fees, court costs and other expenses of litigation or administrative proceeding, incurred by or imposed on any Indemnified Party in connection with the investigation or defense related to such claim or litigation or administrative proceeding. The defense of such claim, litigation or administrative proceeding by an Indemnified Party, or by the Franchisee on an Indemnified Party's behalf, shall be at the sole cost and expense of the Franchisee, who shall hold each Indemnified Party free and harmless from all such obligations and liabilities and shall reimburse the Indemnified Party for all expenses incurred therein, including attorneys' fees. Further, the Indemnified Party shall have the right independently to take any action it may deem necessary, in its sole discretion, to protect and defend itself against any threatened action subject to indemnification hereunder, without regard to expense, forum or other parties that may be involved. As used in this Agreement, the term "Indemnified Party" means PWS and any subsidiary or affiliated company of PWS, including any officer, director, shareholder, employee or agent of PWS or of any such subsidiary or affiliated company. The Franchisee's indemnification obligations described above will continue in full force and effect after the expiration or termination of this Agreement.

                        (w) Copyrights: PWS owns rights under the Copyright Act in various creative works. PWS shall have the right, in its sole discretion, to grant to the Franchisee a revocable, non-exclusive, royalty-free license to reproduce, copy, and distribute copyrighted works selected and made available to the Franchisee (except confidential and trade secret information) by PWS from time to time, but any such license shall not include the right to make adaptations or derivative works based upon the licensed works. PWS and the Franchisee have the same rights and obligations in relation to copyrights as they do, respectively, in relation to PWS's Proprietary Marks under Paragraph 9(q) of this Agreement.

                        (x) Home Page: The Franchisee will not establish a website or home page on the Internet (the "Home Page") to advertise or promote its Pizzeria without the prior written consent of PWS. All features of any proposed Home Page, including its domain name, content, format, and links to other websites, must be approved by PWS prior to activation of the Home Page. The Franchisee's Home Page must advertise only the Franchisee's Pizzeria, and all content and information maintained by the Franchisee on the Home Page will at all times be subject to the provisions of this Agreement including, without limitation, provisions of this Agreement relating to trademark usage, conditions on the business to be conducted by the Franchisee pursuant to this Agreement, advertising approval, confidentiality, and product and service limitations. The Franchisee will not link its Home Page to any Internet site without PWS's prior written approval.

                  10. NON-COMPETITION

                        (a) Covenant Not to Compete: Neither the Franchisee nor its owners may, either directly or indirectly, for the benefit of the Franchisee or its owners or through or on behalf of or in conjunction with any other person, partnership or corporation, own, engage in, be employed by, advise, assist, invest in, franchise, make loans to, or have any interest, whether financial or otherwise, in any other sit-down, carry-out or delivery pizza restaurant business or any other fast service restaurant business which is located within a radius of __ miles of the Pizzeria and is substantially similar to the Pizzerias operated by PWS or by other the Franchisees under active franchises granted by PWS (except for other Pizzerias operated under Franchise Agreements entered into by the Franchisee with PWS or other Pizzerias in which the Franchisee or its owners have an ownership interest). This covenant not to compete shall be effective during the term of this Agreement and any renewal of the franchise, and for a period of three years thereafter where the franchise is terminated by PWS for cause or by the Franchisee without cause, or if the franchise has been sold, assigned, or transferred by the Franchisee.

                        (b) Damages: The Franchisee acknowledges that the damages to PWS arising from a violation of this covenant by the Franchisee are difficult to ascertain and agrees that, for each month that the Franchisee operates a business in violation of this Paragraph 10, PWS shall be entitled to liquidated damages, in addition to its other remedies under law or equity, equal to the average Royalty Fee paid or owed to PWS during the most recent six months of full operation of the Pizzeria that the Franchisee operates or operated pursuant to this Agreement. If the Franchisee has not operated the Pizzeria for six months or more, the Franchisee shall have to pay to PWS the average Royalty Fee paid or owed to PWS during the actual period that the Franchisee operated the Pizzeria pursuant to this Agreement.

                        (c) Other Activities: Neither the Franchisee nor any of its owners, if the Franchisee is a corporation or partnership may, without PWS's prior written consent, engage in any other active business activity during the term of this Agreement, except passive investments as permitted by PWS.

                        (d) Employees: Neither the Franchisee nor its owners may, during the term of this Agreement, directly or indirectly solicit or employ any person who is employed by PWS, by any entity controlled by PWS or by any other of its the Franchisees, nor may the Franchisee or its owners induce or attempt to induce any of these people to leave their employment without PWS's prior written consent and the consent of their employers. PWS will not induce or attempt to induce the Franchisee's employees to leave their employment with the Franchisee and become employed by PWS or its subsidiaries or affiliates without the Franchisee's consent.

                        (e) Public Companies: These covenants will not apply to ownership by the Franchisee or its owners of less than a 5% beneficial interest in the outstanding equity securities of any corporation whose stock is publicly traded.

                  11. RIGHT OF FIRST REFUSAL

                  If the Franchisee or its owners propose to sell the Pizzeria (or its assets) or if the Franchisee is a corporation or partnership, any ownership interest in the corporation or partnership, and the Franchisee or its owners obtain a bona fide executed written offer to purchase this interest, the Franchisee or its owners must deliver a copy of the bona fide offer to PWS along with all documents to be executed by the Franchisee or its owners and the proposed assignee or transferee. PWS will, for a period of 30 days after the date of delivery of such offer to it, have the right, exercisable by written notice to the Franchisee or its owners, to purchase the Pizzeria (or its assets) or such ownership interest for the price and on the terms and conditions contained in such offer. If the offer is to purchase the interest of a controlling shareholder or partner and is for less than all of the outstanding interests of the corporation or partnership, PWS also has the right, during the 30 day period upon written notice to the other owners, to purchase the remaining shares of capital stock or partnership interest at a per share or per unit or interest price equivalent to the price being offered under the bona fide offer to the controlling shareholder or partner. If PWS does not exercise this right of first refusal, the offer may be accepted by the Franchisee or its owners, subject to PWS's prior written approval. If the offer is not accepted within 60 days, PWS will again have the right of first refusal described in this Paragraph.

                  12. TRANSFER AND ASSIGNMENT

                        (a) Transfer by Franchisee: This Agreement is personal to the Franchisee and its owners. Accordingly, neither this Agreement, nor any interest in this Agreement or if the Franchisee is a corporation or partnership, any interest in the corporation or partnership, may be assigned or transferred except as specifically authorized under this Agreement. A transfer of ownership of the Pizzeria (or its assets) may only be made in conjunction with a transfer of this Agreement. Any such assignment, transfer or encumbrance without PWS's approval will have no effect and will constitute a breach of this Agreement. PWS will permit sales, transfers or assignments of this Agreement or an ownership interest of an owner, if the Franchisee is a corporation or partnership, to others provided:

                              (i) The Franchisee (or any of its owners) is not
in default under this Agreement or any other agreement with PWS or its subsidiaries or affiliates or any other creditor or supplier of the Pizzeria;

                              (ii) All obligations of the Franchisee created by
this Agreement and all other related franchise documents, and the relationship created hereunder are assumed by the proposed transferee or assignee (and its controlling shareholder or partner and all other owners if it is a corporation or partnership);

                              (iii) All debts of the Franchisee to PWS are paid
in full prior to such transfer;

                              (iv) The Franchisee executes a general release, in
a form satisfactory to PWS, of any and all claims against PWS and its past and present officers, directors, shareholders, employees and agents, in their corporate and individual capacities including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances;

                              (v) The proposed transferee or assignee (and its
controlling shareholder or partner and all other owners if it is a corporation or partnership) meets PWS's standards for the Franchisees or owners including, but not limited to, good reputation and character, business experience, operational ability, financial strength and other business considerations;

                              (vi) The proposed transferee or assignee (and its
owners) is not operating, franchising or licensing the operation of any sit-down, carry-out or delivery pizza business except other Me-N-Ed's Pizzerias;

                              (vii) The proposed transferee or assignee (and its
owners) agrees to sign PWS's then-current standard Franchise Agreement for a term equal to, at PWS's election, the remaining term of this Agreement, the remaining term of the existing lease for the Pizzeria premises, or the term set forth in the then-current standard Franchise Agreement;

                              (viii) The proposed transferee or assignee (or the
person designated by PWS) completes all required training to the extent required by PWS;

                              (ix) At PWS's request, the proposed transferee or
assignee refurbishes the Pizzeria in the manner and subject to the provisions prescribed in Paragraph 9(l) of this Agreement;

                              (x) The proposed transferee or assignee pays a
Transfer Fee of $2,500 to cover PWS's costs in approving and processing the assignment; and

                              (xi) The proposed transferee qualifies as a
transferee of the alcohol beverage license application to the Pizzeria premises.

                  The provisions of Paragraph 12(a)(vi), (vii) and (ix) above will not apply to an approved sale, transfer or assignment by a shareholder or partner owning a 30% or less interest in the corporation or partnership, except that the proposed transferee or assignee must guarantee the performance by the Franchisee of its obligations under this Agreement and agree to be bound by all of the provisions of this Agreement in the form prescribed by PWS. In connection with any assignment permitted under this Agreement, the Franchisee must provide PWS with all documents to be executed by the Franchisee and the proposed assignee or transferee at least 30 days prior to signing.

                  The Franchisee acknowledges that PWS may, in its sole discretion and as it may deem necessary in particular circumstances, vary and/or waive conditions or requirements which PWS deems necessary for the operation of the franchised business in connection with its approval of a transfer.

                        (b) Transfer to Corporation: PWS will allow the Franchisee to assign this Agreement and the Pizzeria (and its assets) to a corporation or partnership, for convenience of ownership of the Pizzeria, provided:

                              (i) The partnership or corporation conducts no
business other than the Pizzeria (or other related businesses authorized by PWS);

                              (ii) The corporation or partnership is actively
managed by the Franchisee;

                              (iii) The person designated as the controlling
shareholder or partner owns and controls not less than 70% of the general partnership interest or the equity and voting power of all issued and outstanding capital stock of the corporation; and

                              (iv) All other shareholders and partners meet the
requirements established by PWS from time to time in its sole discretion and agree to guarantee the obligations of the Franchisee under this Agreement and be bound by the terms of this Agreement in the manner prescribed by PWS. The articles of incorporation or the organization documents of any partnership or corporation must recite that they are subject to all restrictions contained in this Agreement. PWS also has the right to require, as a condition of any assignment of this Agreement to a corporation or partnership or the operation of a franchise by a corporation or partnership, that the shareholders or partners enter into a buy/sell agreement among themselves in a form and containing such terms as PWS prescribes for transfers of ownership interests in such corporation or partnership.

                        (c) No Subfranchise Rights: The Franchisee does not have the right to grant a subfranchise or similar rights.

                        (d) Offerings by Franchisee: Securities or partnership interests in the Franchisee may be offered by private offering or otherwise, only with the prior written consent of PWS. All materials required for such offering by federal or state law shall be submitted to PWS for review 30 days prior to their use or filing with any government agency, and any materials to be used in any offering exempt from federal or state securities laws shall be submitted to PWS for review 30 days prior to their use. No offering by the Franchisee shall imply by use of the Proprietary Marks or otherwise that PWS is participating in underwriting, issuing, or offering securities of the Franchisee or PWS. PWS's review of any offering materials shall be limited solely to matters deemed relevant by PWS, and PWS's failure to comment on any items shall not be deemed approval. The Franchisee and the other participants in the offering must fully indemnify PWS in connection with the offering. For each proposed offering, the Franchisee shall pay to PWS a non-refundable fee not to exceed PWS's reasonable costs and expenses associated with reviewing the proposed offering including, without limitation, legal and accounting fees.

                        (e) Transfer by PWS: PWS shall have the right to sell, assign, or transfer all or any part of its interests herein to any person or entity without prior notice to or consent of the Franchisee. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and shall bind the heirs, executors, personal representatives, administrators, successors, and assigns of PWS and the Franchisee.

                  13. OPERATION IN THE EVENT OF ABSENCE, DISABILITY OR DEATH

                        (a) Death of Franchisee: Upon the death or permanent disability of the Franchisee or the death or permanent disability of the controlling shareholder or partner, this Agreement or the ownership interest of the deceased or permanently disabled shareholder or partner must be transferred to a party approved by PWS. Any transfer including, without limitation, transfers by devise or inheritance or trust provisions, will be subject to the same conditions for transfers which are contained in this Agreement. Except as otherwise prescribed in writing by PWS, the Franchisee's personal representative or the personal representative of such shareholder or partner must submit to PWS a proposal meeting the requirements for transfer of this Agreement or such ownership interest within 120 days after the Franchisee's death or permanent disability or the death or permanent disability of such shareholder or partner. PWS will communicate its approval or disapproval of any such proposal within 15 days after receipt. PWS will not unreasonably withhold its consent to the transfer of this Agreement or such ownership interest to the Franchisee's spouse, heirs or relatives or the spouse, heirs or relatives of such deceased or permanently disabled shareholder or partner, provided the requirements of Paragraph 12 of this Agreement are satisfied. PWS, during such 120 day period, will evaluate any proposal regarding transfer of this Agreement or such ownership interest, including any request that PWS consider purchasing the franchise or such ownership interest. The Franchisee's personal representative or the personal representative of such deceased or permanently disabled shareholder or partner must complete the transfer of this Agreement or such ownership interest within 60 days after the date of PWS's approval of any such proposal. Upon the death of any other owner, the interest of such owner must be transferred within a reasonable time to a person meeting PWS's requirements. All such transfers must also comply with Paragraph 12 of this Agreement, including qualification as transferee of the alcoholic beverage license applicable to the Pizzeria premises. The Franchisee's or any of its owner's failure to transfer the interest in accordance with the provisions of this Paragraph will be considered a breach of this Agreement.

                        (b) Permanent Disability: The Franchisee will be deemed to have a "permanent disability" if the Franchisee's or its owners' usual, active participation in the Pizzeria as contemplated by this Agreement is for any reason curtailed for a continuous period of six months.

                        (c) Appointment of Manager: PWS has the right to appoint a manager for the Pizzeria if in PWS's judgment the Pizzeria is not being managed properly after the

Franchisee's death or permanent disability (or the death or permanent disability of an owner if the Franchisee is a corporation or partnership). The manager appointed by PWS may be PWS, in its capacity as a restaurant management business. In no event will PWS charge more to the Franchisee's Pizzeria in management fees than it charges its own affiliated entities. All funds from the operation of the Pizzeria during the management by PWS's appointed manager will be kept in a separate fund, and all expenses of the Pizzeria, including compensation, other costs and travel and living expenses of PWS's manager will be charged to this fund. In managing the Pizzeria, PWS's obligation will be to use its reasonable efforts and PWS will not be liable for any debts or obligations of the Pizzeria, or to any of the Franchisee's creditors for any products, materials, supplies or services purchased by the Pizzeria prior to or during PWS's management.

                  14. DEFAULT AND TERMINATION

                        (a) Grounds for Termination: PWS has the right to terminate this Agreement and the franchise effective upon delivery of notice of termination to the Franchisee, if:

                              (i) The Franchisee or any of its owners have made
any material misrepresentations on its application for the franchise or has made any representation or warranty or provided PWS with any information which is untrue or inaccurate in any material respect;

                              (ii) The Franchisee does not open the Pizzeria
within 12 months after the date of execution of this Agreement;

                              (iii) The Franchisee fails to apply for an on-sale
beer and wine license for the Pizzeria on or before the expiration of five days after the execution of the lease for the Pizzeria premises;

                              (iv) The Franchisee fails to attend, complete
and/or achieve a passing grade in any required course given by PWS subsequent to the opening of the Pizzeria;

                              (v) The Franchisee's on-sale beer and wine license
is suspended for a period in excess of 65 days, or is revoked;

                              (vi) The Franchisee or any of its owners is judged
a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, is unable to pay its debts as they become due, a petition under any bankruptcy law is filed against the Franchisee or any of its owners or a receiver or other custodian is appointed for all or substantially all of the assets of the Pizzeria;

                              (vii) The Franchisee abandons or fails to
continuously and actively operate the Pizzeria;

                              (viii) The lease or sublease for the Pizzeria is
terminated or cancelled or the Franchisee is unable to renew or extend the lease or sublease or the Franchisee fails to maintain possession of the Pizzeria premises (unless the Franchisee is permitted to relocate the Pizzeria as provided in this Agreement);

                              (ix) The Franchisee or any of its owners is
convicted of a felony or other crime which substantially impairs the goodwill associated with the Proprietary Marks or engages in any misconduct which, in PWS's judgment, adversely affects the reputation of the Pizzeria or the goodwill associated with the Proprietary Marks;

                              (x) The Franchisee intentionally underreports the
Adjusted Gross Sales of the Pizzeria for any period or periods;

                              (xi) Any other Franchise Agreement between the
Franchisee or any of its owners and PWS is terminated by PWS for cause;

                              (xii) The Franchisee fails to obtain or maintain
insurance required by PWS and does not correct such failure within 48 hours after written notice is delivered to the Franchisee; provided, however, that PWS will not exercise its right to terminate this Agreement if the Franchisee immediately ceases operating the Pizzeria and obtains all such insurance within 10 days after written notice is delivered to the Franchisee;

                              (xiii) The Franchisee fails to comply with any
provision of this Agreement or any specification, standard or operating procedure or rule prescribed by PWS relating to the use of any Proprietary Mark or the quality of pizza or any beverage sold or the cleanliness or sanitation of the Pizzeria and does not correct such failure within seven calendar days after written notice is delivered to the Franchisee;

                              (xiv) The Franchisee or any of its owners fails to
comply with any other provision of this Agreement or any specification, standard or operating procedure and fails to correct this failure within 30 calendar days after written notice is delivered to the Franchisee;

                              (xv) The Franchisee fails to pay any amount owed
to PWS, its affiliates or subsidiaries, or any creditor or supplier of the Franchisee or the Pizzeria or any taxing authority for federal, state or local taxes (other than amounts being bona fide disputed through appropriate proceedings) and does not correct such failure within 10 calendar days after written notice is delivered to the Franchisee; or

                              (xvi) The Franchisee or any of its owners on three
or more occasions within any one year period fails to comply with any one or more provisions of this Agreement including, without limitation, the obligation to submit when due, sales reports or financial statements, to pay when due the Royalty Fees, Advertising Fees, or other payments to PWS or its affiliates or subsidiaries or any other creditors or suppliers of the Franchisee or the Pizzeria, whether or not such failure to comply is corrected after notice is delivered to the Franchisee.

                        (b) Obligations upon Termination: Upon termination or expiration of the franchise, the Franchisee is required to immediately pay PWS all Royalty Fees, Advertising

Fees and other charges which are due and owing under this Agreement. The Franchisee must also immediately return to PWS all copies of the Manuals and take such action as may be required to cancel all assumed name or equivalent registrations relating to the use of any Proprietary Mark, notify the telephone company and all listing agencies of the termination or expiration of the Franchisee's right to use all telephone numbers and all classified and other directory listings of the Pizzeria, and authorize transfer of these to PWS or its the Franchisee or designee; and make the Pizzeria accessible and available for PWS to operate if PWS elects to do so. If the Franchisee fails to take any of these measures, it shall pay to PWS a fee of $2,500 for the expense of handling these matters which PWS requires the Franchisee to specifically perform with respect to its obligations under this Paragraph. Upon termination or expiration of this Agreement, the Franchisee must, at its own expense, and within 45 days of termination or expiration of this Agreement, make such reasonable modifications in the exterior and interior decor of the Pizzeria as PWS requires to eliminate its identification as a Me-N-Ed's Pizzeria and cease identifying the Pizzeria as a Me-N-Ed's Pizzeria or as being associated with PWS and the Proprietary Marks.

                        (c) Purchase of Pizzeria Assets: Upon the termination or expiration of the franchise, except termination by the Franchisee for cause, PWS has the option, but not the obligation, exercisable for 30 days, to purchase the assets of the Pizzeria. The formula purchase price for such acquisition will be an amount calculated by determining the net after tax earnings of the Pizzeria during the immediately preceding three years, multiplied by five, and divided by three.

                  15. UNAVOIDABLE DELAYS

                  In the event of failure to perform or delays in the performance of any duties hereunder caused by forces not within the reasonable preventive control of the party due to perform, for example (without limitation), government regulations, fire, flood, labor disputes, natural disasters, acts of God, civil disorders, riots, insurrections, work stoppages, slowdowns or disputes, or other similar events, such failures or delays shall not cause a default in performance, but, in the event of delay, the parties shall extend the time of performance for a period of time equivalent to the length of delay, or for such other reasonable period of time as agreed to between the parties, provided that such extension shall not enlarge or extend the term of this Agreement set forth in Paragraph 5 of this Agreement.

                  16. SEVERABILITY AND CONSTRUCTION

                        (a) Severability: Except as expressly provided to the contrary herein, each portion, section, part, term, and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and the invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be part of this Agreement.

                        (b) No Rights to Others: Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than the Franchisee, PWS, PWS's officers, directors, and employees, and such of the Franchisee's and PWS's respective successors and assigns any rights or remedies under or by reason of this Agreement.

                        (c) Court Decisions: The Franchisee expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which PWS is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

                  17. RELATIONSHIP BETWEEN PARTIES

                        (a) No Fiduciary Relationship: It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that the Franchisee is an independent contractor, and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

                        (b) Independent Contractors: The Franchisee shall hold itself out to the public to be an independent contractor operating pursuant to this Agreement. The Franchisee agrees to take such actions as shall be necessary to that end.

                        (c) Indemnification: The Franchisee understands and agrees that nothing in this Agreement authorizes the Franchisee to make any contract, agreement, warranty, or representation on PWS's behalf, or to incur any debt or other obligations in PWS's name, and that PWS shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of the Franchisee or any claim or judgment arising therefrom. The Franchisee shall indemnify and hold PWS, its subsidiaries and affiliates, and their respective officers, directors, shareholders, employees and agents harmless against any and all such claims arising directly or indirectly from, as a result of, or in connection with the Franchisee's activities hereunder, as well as the costs, including attorneys' fees, of defending against them.

                  18. WAIVER

                  No failure of PWS to exercise any power given to it hereunder, or to insist on strict compliance by the Franchisee with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of PWS's right to demand exact compliance with the terms hereof. Waiver by PWS of any particular default by the Franchisee shall not affect or impair PWS's rights with respect to any subsequent default of the same or of a different nature; nor shall any delay or omission of PWS to exercise any rights arising from a default affect or impair PWS's rights as to the default or any subsequent default.

                  19. NOTICES

                  All notices hereunder shall be hand delivered or sent by express mail or air courier or by registered or certified mail to PWS and the Franchisee at the respective addresses set forth on the first page of this Agreement, unless PWS and/or the Franchisee shall from time to time change the addresses by written notice to the other as provided herein. Notice may also be given to the Franchisee at the Pizzeria location specified herein after the date the Pizzeria is first open for business. Any notice given by registered or certified mall shall be deemed received by the party to whom it is addressed on the third day after such notice is deposited in the United States mail with postage thereon fully prepaid, return receipt requested.

                  20. APPLICABLE LAW AND JURISDICTION

                  This Agreement shall be governed in all respects and aspects by the laws of the state in which the Pizzeria is located, and the parties hereby agree that any legal action concerning this Agreement shall be brought in a court of competent jurisdiction.

                  21. TERMINOLOGY

                  All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context or sense of this Agreement or any section, paragraph, or clause herein may require, as if such word had been fully and property written in the appropriate number and gender.

                  22. STATUS OF AGREEMENT

                        (a) Entire Agreement: This Agreement and the exhibits attached hereto and incorporated herein, if any, contain the entire agreement of the parties and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, between the parties hereto other than those set forth and duly executed in writing in this Agreement.

                        (b) Other Agreements: Upon execution of this Agreement by PWS, all previous agreements, contracts, arrangements or undertakings of any kind relative to the franchise granted herein are cancelled, and as between the parties hereto, all claims and demands are fully satisfied; provided, however, that this subparagraph shall have no effect upon written agreement(s) signed by both parties, whenever executed, except to the extent that such written agreement specifically refers to and modifies or cancels this Agreement.

                  23. AMENDMENT OF AGREEMENT

                  This Agreement shall not be modified or amended except by written agreement executed by both parties hereto.

                  24. COSTS AND EXPENSES OF ENFORCEMENT

                  The prevailing party shall recover the reasonable costs and expenses, including reasonable attorneys' fees, incurred by such party in connection with any legal proceeding involving the enforcement of any of the provisions of this Agreement.

                  25. CAPTIONS

                  The Paragraph headings throughout this Agreement are for convenience and reference only, and the words contained therein shall not be held to expand, modify, amplify, or aid in the interpretation or construction of this Agreement.

                  26. CONSENT AND APPROVAL

                  Whenever either of the parties is required herein to obtain the consent or approval of the other party, such consent or approval shall not be unreasonably withheld.

                  27. REPRESENTATIONS

NO REPRESENTATION, PROMISE, GUARANTY OR WARRANTY WAS MADE TO INDUCE THE EXECUTION HEREOF OR IN CONNECTION HEREWITH WHICH IS NOT EXPRESSLY CONTAINED HEREIN. THE FRANCHISEE RECOGNIZES THAT NEITHER PWS NOR ANY OTHER PERSON CAN GUARANTEE THE FRANCHISEE'S SUCCESS IN THE FRANCHISED BUSINESS. BY THE EXECUTION AND ACCEPTANCE OF THIS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE READ THE SAME AND UNDERSTAND EACH PROVISION HEREOF. THIS AGREEMENT, ALTHOUGH DRAWN BY PWS, SHALL BE CONSTRUED FAIRLY AND REASONABLY, AND NOT MORE STRICTLY AGAINST ONE PARTY THAN AGAINST THE OTHER PARTY HERETO.

                        (a) Business Risks: The Franchisee acknowledges that the success of the business venture contemplated by this Agreement involves substantial business risks and will be largely dependent upon the ability of the Franchisee as an independent business person. PWS expressly disclaims the making of, and the Franchisee acknowledges not having received, any warranty or guaranty, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

                        (b) Review of Agreement: The Franchisee acknowledges that the Franchisee has received and read, and understands, this Agreement, the exhibits attached hereto, and agreements relating hereto, if any; and that PWS has accorded the Franchisee ample time and opportunity to consult with advisors of the Franchisee's own choosing about the potential benefits and risks of entering into this Agreement.

                        (c) Receipt of Offering Circular: The Franchisee acknowledges that it received a complete copy of this Agreement, the exhibits hereto, and agreements relating hereto, if any, at least five business days prior to the date on which this Agreement was executed. The Franchisee further acknowledges that it has received the disclosure statement required by law and entitled "Me-N-Ed's Pizzerias Franchise Offering Circular" at least 10 business days prior to the date on which this Agreement was executed.

                  28. EFFECTIVE DATE

                  This Agreement shall become effective and binding on the date of execution by PWS as set forth below.


                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.


DATED:
                                           Franchisee (Print Name)

                                           By:

                                           Title:


DATED:                                     PIZZA WORLD SUPREME, INC.
        ----------------------------


                                           By:

                                           Title:

                                    EXHIBIT A



                  On _______________, _____, __________________________ opened
                                                 (Name of Franchisee)

a Me-N-Ed's Pizzeria pursuant to the Franchise Agreement, dated ______________, _____, and located at ________________________________________________________.



DATED:
                                           Franchisee (Print Name)

                                           By:

                                           Title:


DATED:                                     PIZZA WORLD SUPREME, INC.
        ----------------------------


                                           By:

                                           Title: